Exhibit 99.1

Press Release

iStar Reports First Quarter 2022 Results

NEW YORK, May 3, 2022

iStar Inc. (NYSE: STAR) today reported results for the first quarter ended March 31, 2022.

Highlights for the quarter include:

o	Net income of $610.9 million or $8.85 per diluted common share
o	Adjusted earnings of $607.5 million or $7.79 per diluted common share
o	iStar closed previously announced sale of a portfolio of net lease assets for a gross purchase price of $3.07 billion resulting in approximately $585 million net positive impact to common equity
o	Safehold closed $677 million[1] of new originations, bringing Safehold’s total aggregate portfolio to $5.5 billion

o	$1.2 billion consolidated secured debt repaid within the quarter

“We made significant progress on our three part strategic plan during the first quarter, simplifying our business with the closing of our Net Lease portfolio, continuing to help scale Safehold and ground lease-adjacent businesses, and strengthening the balance sheet with the extinguishment of over $1 billion of secured debt,” said Jay Sugarman, Chairman and Chief Executive Officer. “We were pleased to see the positive impact on earnings, liquidity and the balance sheet during the quarter and remain focused on continuing to execute on our core strategies.”

The Company published a presentation detailing its results and a reconciliation of non-GAAP financial metrics, which can be found on its website, in the "Investors" section.

1 Investments in Q1 ‘22 include $158m of new forward commitments that have not yet been funded. Such funding commitments are subject to certain conditions. There can be no assurance that Safehold will complete these transactions.

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
E investors@istar.com

The Company will host an earnings conference call reviewing this presentation beginning at 10:00 a.m. ET. This conference call will be broadcast live and can be accessed by all interested parties through iStar's website and by using the dial-in information listed below:

Dial-In:	877.336.4440
International:	409.207.6984
Access Code:	1172935

A replay of the call will be archived on the Company’s website. Alternatively, the replay can be accessed via dial-in from 2:30 p.m. ET on May 3, 2022 through 12:00 a.m. ET on May 17, 2022 by calling:

Replay:	866.207.1041
International:	402.970.0847
Access Code:	9197888

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iStar Inc. (NYSE: STAR) is focused on reinventing the ground lease sector, unlocking value for real estate owners throughout the country by providing modern, more efficient ground leases on institutional quality properties. As the founder, investment manager and largest shareholder of Safehold Inc. (NYSE: SAFE), the creator of the modern ground lease industry, iStar is using its national investment platform and its historic strengths in finance and net lease to expand the use of modern ground leases within the $7 trillion institutional commercial real estate market. Recognized as a consistent innovator in the real estate markets, iStar specializes in identifying and scaling newly discovered opportunities and has completed more than $40 billion of transactions over the past two decades. Additional information on iStar is available on its website at www.istar.com.

Company Contact:

Jason Fooks

Senior Vice President

Investor Relations & Marketing

T 212.930.9400

E investors@istar.com

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400

E investors@istar.com